Exhibit 10.2

AMENDMENT NO. 1 TO SECOND AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Amendment No. 1 to Second Amended & Restated Executive Employment Agreement, dated as of December 22, 2021 (the “Amendment”), between TheMaven, Inc. a Delaware corporation having its principal place of business at 200 Vesey St, 24th Floor, New York, NY 10281 (the “Company”) and Ross Levinsohn, an individual with an address at 16100 Anoka Drive, Pacific Palisades, CA 90272 (the “Executive”, and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into a Second Amended & Restated Executive Employment Agreement dated as of August 26, 2020 (the “Existing Agreement”);

WHEREAS, the Parties are party to a letter agreement dated October 6, 2021 pursuant to which the Executive is entitled to receive a bonus in the event the Company completes a listing of its stock on the Nasdaq stock exchange (the “Bonus Letter”); and

WHEREAS, the Parties hereto desire to amend the Existing Agreement to clarify certain terms of the Executive’s cash bonus compensation on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Termination of Bonus Letter. The Bonus Letter is hereby terminated, effective immediately, and shall be deemed to be void ab initio.

3. Amendments to the Existing Agreement. As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified by deleting Exhibit A to the Existing Agreement in its entirety and Exhibit A to this Amendment is hereby inserted in place thereof.

4. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

5. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

THEMAVEN, INC.

By
Name:
Title:

By
Ross Levinsohn

2

Exhibit A

Bonuses

Calendar Year 2020

$250,000 – earned as of January 1, 2021 and payable in equal amounts over eight successive bi-monthly pay period commencing with February 28, 2021, or upon the earlier termination of the Executive’s employment for any reason whatsoever.

Calendar Year 2021

Target Bonus: $1 million (the “Target Bonus”)

$333,333 of the Target Bonus shall become earned on the date that either (i) the Company submits a formal application to list its Common Stock on an Exchange or (ii) the Board determines that the Company should not become listed on an Exchange in 2021 or 2022.

Up to $666,667 of the Target Bonus (the “EBITDA Bonus”) shall become earned and payable in the event that the Company achieves 70% or more of the Company’s EBITDA target for 2021 as set forth in the budget approved by the Board on December 4, 2020 with respect to calendar year 2021 (the “EBITDA Target”), as described below.

For purposes of this Exhibit A, “EBITDA” means earnings (on a GAAP basis) before (i) interest, taxes, depreciation, amortization and, (ii) other non-cash or non-recurring charges (including equity compensation expense, severance, transaction related or non-recurring legal costs).

The EBITDA Target with respect to 2021 is therefore negative $10.6 million.

EBITDA Target Achieved	EBITDA Bonus Earned
< 70% of EBITDA Target	Discretionary by the BOD
70% of EBITDA Target	$333,333
For each 1% in excess of 70% of EBITDA Target, up to a maximum of 100%	$11,111

The Target Bonus will be payable on or before March 31, 2022, subject to “Quarterly Payments” below.

Calendar Year 2022

Target Bonus of $1 million, with achievement based on 2022 EBITDA goals to be determined by the Board, with partial payment beginning at the achievement of 70% of such EBITDA goals.

Calendar Year 2023

Target Bonus of $1 million, with achievement based on 2023 EBITDA goals to be determined by the Board, with partial payment beginning at the achievement of 70% of such EBITDA goals.

Quarterly Payments

The Bonus will be paid quarterly at the end of the third and fourth fiscal quarters of 2021 and each fiscal quarter for the calendar years 2022 and 2023 (each a “Quarterly Payment”):

Calendar period	Fiscal Quarter	Pay Date
January 1 through March 31	Q1	April 30
April 1 through June 30	Q2	July 31
July 1 through September 30	Q3	October 31
October 1 through December 31	Q4	January 31

Each such Quarterly Payment will be calculated by multiplying the EBITDA during such fiscal quarter by four, then multiplying that amount by the applicable Percentage of Revenue to identify the estimated Bonus, and then dividing that amount by four.

Within 60 days following the end of the applicable calendar year, the Company shall conduct a reconciliation (a “Reconciliation”) of the Quarterly Payments for such calendar year against the actual Bonus earned for such year and provide the Executive with a breakdown in accordance with the notice provisions of the Agreement (“Reconciliation Notice”).

In the event that as a result of the Reconciliation it is determined that the sum of the Quarterly Payments was less than the actual Bonus for the year, the Company will pay the difference to the Executive within 30 days following the sending of the Reconciliation Notice. The Executive shall not be required to return or offset any overpayment revealed by the Reconciliation.

Notwithstanding the forgoing, no Quarterly Payments will be made with respect to 2020 or the first two fiscal quarters of 2021.